As filed with the Securities and Exchange Commission on March 10, 2025

Registration No. 333-259320
Registration No. 333-270743

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8 REGISTRATION STATEMENT NO. 333-259320
FORM S-8 REGISTRATION STATEMENT NO. 333-270743

UNDER
THE SECURITIES ACT OF 1933

ATI Physical Therapy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-1408039
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2001 Butterfield Rd., Suite 1600
Downers Grove, IL 60515

(Address, including zip code, of registrant’s principal executive offices)

ATI Physical Therapy, Inc. 2021 Equity Incentive Plan
(Full titles of the plans)

 Erik Kantz
Chief Legal Officer
2001 Butterfield Rd., Suite 1600
Downers Grove, IL 60515
(630) 296-2223
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES1

ATI Physical Therapy, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (the “Post-Effective Amendments”) to terminate all offerings under the following Registration Statements on Form S-8 (the “Effective Registration Statements”) and to withdraw and deregister all shares of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”), previously registered under the Effective Registration Statements, together with any and all plan interests and other securities registered thereunder:

●
Registration Statement No. 333-259320, filed on September 3, 2021, registering the offer and sale of up to an aggregate of 20,728,254 shares of Common Stock issuable under the Company’s 2021 Equity Incentive Plan; and

●
Registration Statement No. 333-270743, filed on March 22, 2023, registering the offer and sale of up to an aggregate of 37,560,979 shares of Common Stock issuable under the Company’s 2021 Equity Incentive Plan.

On December 4, 2024, the New York Stock Exchange (“NYSE”) filed a Form 25 with the SEC for removal of the Common Stock from listing and registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Form 25 became effective on December 16, 2024, at which time the Common Stock was automatically delisted from NYSE.

The Company intends to file a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Exchange Act and Suspension of Duty to File Reports under Sections 13 and 15(d) of the Exchange Act. In connection therewith, the Company has terminated all offerings of its securities pursuant to the Effective Registration Statements. In accordance with the undertakings made by the Company in Part II of the Effective Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Effective Registration Statements as of the date hereof. After giving effect to the Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Effective Registration Statements.

1 All pre-June 14, 2023 share and per share dollar amounts herein do not reflect a one-for-fifty reverse-stock split of the Common Stock effected by the Company on June 14, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Downers Grove, State of Illinois, on March 10, 2025.

ATI PHYSICAL THERAPY, INC.

By:	/s/ Erik Kantz
Erik Kantz Chief Legal Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.